Exhibit 10.1

January 16, 2026

Harsha V. Agadi

Dear Harsha,

We are pleased to extend you an offer of employment with Conduent Incorporated (“Conduent”) as its President and Chief Executive Officer.  You will remain a member, but not the Chairman, of the Board of Directors of Conduent (the “Board”) and you hereby resign from all Board committees.

This letter agreement sets forth the key terms of your employment offer.

Start Date:
If you accept the terms of this letter agreement, and satisfy all of the employment conditions identified in this letter agreement, then your first day of employment with Conduent will be January 16, 2026 (your “Start Date”).

Location: Duties:
Your primary work location will be your home in the Atlanta, GA metropolitan area. There will be occasions that you will be expected to be present at Conduent’s headquarters in Florham Park, New Jersey and your position will also require regular travel as needed for meetings or otherwise specified by the Board.

As Conduent’s Chief Executive Officer, you will report, and be subject to the direction of, the Board. You shall serve Conduent faithfully and shall at all times act in accordance with applicable law. You also shall devote substantially all of your full working time, attention and efforts to performing your duties and responsibilities under this letter agreement and advancing Conduent’s business interests. You shall comply with all applicable policies and procedures adopted by Conduent from time to time, including without limitation policies relating to business ethics, conflict of interest, compensation recoupment, stock ownership and trading, non-discrimination, anti-harassment, and confidentiality and protection of trade secrets. You also shall not, without advance written approval from the Board, engage in other business activities during your employment with Conduent that prevents you from fulfilling your duties or responsibilities to Conduent. Notwithstanding the foregoing, Conduent agrees that you may (i) remain Chair of the Board of Directors of Flotek Industries, Inc., (ii) remain Chair and CEO of GHS Holdings, LLC, an investment office, (iii) remain on the Board of Directors of Transcend Cruises, provided that you no longer serve as its Chairman of the Board or in a comparable board leadership position, (iv) serve on civic or charitable boards, (v) participate in charitable, civic, educational, professional, community or industry affairs or other outside activities otherwise disclosed to the Board, and (vi) manage your personal and family investments and legal affairs, provided that in all cases of (i)-(vi), such activities do not unreasonably interfere with your duties and responsibilities for Conduent.

Base Salary:
Your initial annualized base salary will be $880,000.00, less applicable withholdings and payable in accordance with Conduent’s standard payroll practices. Your salary will be reviewed annually and is subject to increase (but not decrease) by the Compensation Committee of the Board (the “Compensation Committee”) from time to time.

Short-Term Incentive:
You are eligible to participate in Conduent’s Annual Performance Incentive Plan (“APIP”) for 2026 with an annual target level of 150% of your annualized base salary and will not be pro-rated. Your actual earned short-term incentive bonus shall be determined in accordance with the APIP for 2026. The details and financial or other performance goals for the APIP for 2026 will be provided to you upon approval by the Compensation Committee. Notwithstanding anything to the contrary in the APIP for 2026 or in the applicable bonus plan award documentation for the APIP, if your employment terminates after the end of the performance period for any reason other than involuntarily for Cause (as defined in Conduent’s Executive Severance Policy), you will remain entitled to a payout of your bonus based on actual results for the performance period.

Long-Term Incentive:
Initial Award. On or about the Start Date, you will receive an initial long-term incentive (“LTI”) equity award in the amount of 1.7 million stock units (the “Initial LTI Award”), with 40% of the Initial LTI Award issued as restricted stock units (“RSUs”) and 60% of the Initial LTI Award issued as performance restricted stock units (“PRSUs”). The terms and conditions of such RSUs and PRSUs will be as set forth in individual award agreements in the forms as the enclosed forms of RSU and PRSU award agreements.

Annual Awards. The Initial LTI Award will be in lieu of any annual LTI award for fiscal 2026 and you will first be eligible for an annual LTI award for fiscal 2027.

Severance:
You will be a Participant under Conduent’s Executive Severance Policy and the Conduent Incorporated Amended and Restated Executive Change in Control Severance Plan (together, the “Severance Plans”), each as amended from time to time, as outlined in the applicable plan documents based on your role. Subject to the same conditions in Conduent’s Executive Severance Policy, if you become entitled to severance benefits under such plan, you will also be entitled to twelve months of continued executive-level contributions towards your company group health plan continuation coverage, subject to your continued eligibility for such coverage. Notwithstanding anything to the contrary in the foregoing, you agree that if your employment terminates due to the Board’s appointment of a successor Chief Executive Officer and you continue in any service provider capacity (for example, in another executive position, as a consultant or as a member of the Board), you will not be entitled to any severance or other benefits under the Severance Plans in connection with such transition.

Vacation:	You will be eligible for Conduent’s flexible vacation plan as part of Conduent’s customary benefits for executive officers.

Other Benefits and Perquisites:
You will be eligible to participate in the various employee benefit plans offered by Conduent from time to time on a basis no less favorable than other executive officers of Conduent, subject to the eligibility and other provisions of those plans. Conduent’s current benefit plans include medical, dental, vision, life, AD&D, STD, and LTD insurance, and a 401(k) plan.  Conduent provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.  In addition, during the term of your employment, (i) you shall be entitled to the same executive perquisites provided to other executive officers, which currently include: (a) financial and tax planning, up to $15,000 per year, and (b) executive physicals, up to $5,000 per year, and (ii) Conduent will cover your premiums to obtain accidental death and dismemberment insurance through Conduent’s group plan.

Indemnification; D&O Insurance:
You shall be entitled to the rights, entitlements and protections set forth in Conduent’s Director and Officer Indemnification Agreement filed as Exhibit 10.4(g) with Conduent’s most recent Annual Report on Form 10-K, which shall be deemed incorporated herein by reference as if fully set forth herein. In addition, during your employment with Conduent, Conduent shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and officers of Conduent (but in no event less than a reasonable amount of coverage). Upon termination of employment, Conduent will provide indemnification and insurance defense in the same manner and to the same extent as provided to other former officers and directors of Conduent. The provisions of this section shall survive the termination of this letter agreement and your employment with Conduent.

Legal Expenses:	You will be entitled to reimbursement for your legal expenses associated with the negotiation and documentation of the terms of your employment, up to a maximum of $15,000.

Business Expenses:	You will be reimbursed for all legitimate and necessary business expenses, including mileage, in accordance with Conduent’s normal reimbursement policies and procedures.

Taxes:	All forms of compensation you receive in connection with your employment with Conduent are subject to applicable withholdings and payroll taxes and all other deductions required by law.

Acceptance:
To accept Conduent’s employment offer and the terms of this letter agreement, please sign and return this letter agreement to me. This letter agreement may be executed in any number of counterparts (including by means of PDF, DocuSign or other electronic signature pages), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Conditions:
This letter agreement is being provided to you in consideration for your agreement to the restrictions contained in Conduent’s Non-Competition and Non-Solicitation Agreement and you agreeing to arbitrate employment-related claims pursuant to Conduent’s Dispute Resolution Plan, and therefore if you fail to sign and return those signed agreements before your Start Date then Conduent will not employ you. Also, under the Immigration Reform and Control Act, within three business days of beginning employment with Conduent you will need to supply acceptable documentation (as noted on Form I-9) of your identity and work authorization. In addition, you must complete all other required onboarding forms/new hire paperwork required by Conduent prior to your Start Date to complete the hiring process; you will receive additional information on how to complete these steps upon your acceptance of this letter agreement.

By signing below, you confirm that you do not have any type of written or oral non-solicitation or non-competition agreement or any other agreement, which would prevent you from accepting or performing services for Conduent. You agree that you will not use or disclose confidential information obtained from previous employers during your employment with Conduent, unless the information is publicly known or your previous employers have represented to you that you are entitled to use or disclose the information.

This letter agreement is a binding contract, enforceable in accordance with its terms, and any modification or waiver to, or of any term of, this letter agreement shall be in writing, signed by you and a non-employee member of the Board.

As you know, Conduent has an exciting and successful future, and we are confident that you will contribute to our success in this role.

Please let me know if you have any questions.

Sincerely,

/s/ Kathy Higgins Victor
Kathy Higgins Victor
Chair, Compensation Committee of Conduent Incorporated Board of Directors

Enclosures:	Form of RSU Award Agreement
Form of PRSU Award Agreement

I have read and accept the employment and other terms set forth in this letter agreement.

/s/ Harsha V. Agadi
Harsha V. Agadi

January 16, 2026
Date